Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE EVOLENT HEALTH, INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of June     , 2015 between EVOLENT HEALTH, INC., a Delaware corporation (the “Company”), and                     .

This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of              restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, shares of the Company’s Class A Common Stock, $0.01 par value (each, a “Share”), as set forth in Section 3 of this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Good Reason” means the occurrence, without your written consent, of any of the events or circumstances set forth in clauses (a) through (d) below:

(a) a material reduction in your annual base salary or target bonus opportunity as the same may be increased from time to time;

(b) your assignment to duties inconsistent in any material respect with your position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities;

(c) a relocation of your principal work location by more than 50 miles from such location as of immediately prior to the Change of Control; or

(d) any material breach of this Award Agreement by the Company.

Good Reason shall not exist unless you give the Company notice of the event giving rise to Good Reason within 60 days of the date you have knowledge of such event. Such notice shall specifically delineate such claimed breach and shall inform the Company that it is required to cure such breach (if curable) within 90 days (the “Cure Period”) after such notice is given in accordance with Section 12 of this Award Agreement. If such breach is not so cured (or is not curable), you may resign for Good Reason within three months following the end of the Cure Period. If such breach is cured within the Cure Period or if such breach is not cured but you do not resign for Good Reason within three months following the end of the Cure Period, Good Reason shall not exist hereunder

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means each date on which you become entitled to delivery of Shares in settlement of the RSUs subject to this Award Agreement, as provided in Section 3 of this Award Agreement.

SECTION 3. Vesting and Settlement. (a) Regularly Scheduled Settlement. On each Settlement Date set forth below, you shall become vested and entitled to delivery of Shares in settlement of the number of RSUs that corresponds to such Settlement Date, as specified in the chart below, provided that you must be actively employed by the Company or any of its Subsidiaries on the relevant Settlement Date, except (i) as otherwise determined by the Committee in its sole discretion or (ii) as set forth in this Section 3 of this Award Agreement.

Settlement Date	Aggregate Percentage Settled	Number of Restricted Stock Units Vesting on Such Date
[first anniversary of grant date]	25%
[second anniversary of grant date]	50%
[third anniversary of grant date]	75%
[fourth anniversary of grant date]	100%

(b) Payment of Shares. Payments made pursuant to this Award Agreement shall be payable in Shares. Subject to Sections 3(a), 3(c) and 7 of this Award Agreement, on each Settlement Date, the Company shall deliver to you or your legal representative one Share for each RSU that is scheduled to vest and be settled.

(c) Change of Control. Except as explicitly set forth in this Section 3(c), in the event of a Change of Control prior to the final Settlement Date, all outstanding RSUs shall be treated in accordance with Section 8 of the Plan. Notwithstanding the foregoing or the provisions of Section 8 of the Plan, if, within 12 months following a Change of Control, your employment is terminated by the Company without Cause or by you for Good Reason, all unvested RSUs shall automatically be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination and all outstanding RSUs shall be settled not later than the tenth (10th) day following the date of termination of your employment.

SECTION 4. Forfeiture of RSUs. Notwithstanding the foregoing, unless the Committee determines otherwise, and except as otherwise provided in Section 3 of this Award Agreement, if the Settlement Date with respect to any RSUs awarded to you pursuant to this Award Agreement has not occurred prior to the earlier to occur of (a) the date on which your employment with the Company or any of its Subsidiaries terminates for any reason and (b) the date on which you breach any restrictive covenant contained in any arrangements with the Company (including this Award Agreement) to which you are subject, such RSUs shall be immediately forfeited, and you shall be entitled to no further payments or benefits with respect thereto. Furthermore, any RSUs awarded pursuant to this Award Agreement and any Shares issued to you upon settlement of such RSUs shall be subject to any recoupment or clawback policy the Company maintains, as in effect from time to time.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing such Shares are actually issued to you or your legal representative or an entry is recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) in settlement of this Award.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a)

of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(b) or 3(c) of this Award Agreement, is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. You and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Eastern District of Virginia and (ii) the courts of the State of Virginia for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Eastern District of Virginia or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Virginia. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Virginia with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Eastern District of Virginia or (B) the courts of the State of Virginia, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Restrictive Covenants. In consideration of the grant of RSUs under this Award Agreement and as a condition to the receipt of the RSUs pursuant to this Award Agreement, you agree that:

(a) Confidential Information.

(i) You acknowledge that the Company and its Affiliates continually develop Confidential Information (as defined below), that you may develop Confidential Information for the Company or its Affiliates and that the you may learn of Confidential Information during the course of your employment. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the you incident to your employment or other association with the Company or any of its Affiliates. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 11 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of you or any other person having an obligation of confidentiality to the Company or any of its Affiliates or is required to be disclosed in order to enforce this Award Agreement.

(ii) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the you, shall be the sole and exclusive property of the Company and its Affiliates. You shall safeguard all Documents and shall surrender to the Company at the time his or her employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(iii) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (B) the products and services of the Company and its Affiliates, (C) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (D) the identity and special needs of the customers of the Company and its Affiliates and (E) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(b) Non-Competition and Non-Solicitation.

(i) You agree and acknowledge that the business (the “Business”) of the Company is any business activity engaged in, or actively contemplated by the Company (or any Subsidiary) to be engaged in, by the Company (or any Subsidiary) and with which you are or were involved on or prior to the your date of termination.

(ii) You agree that, except as the Company expressly agrees in writing, during your employment with the Company and for the 12-month period following termination of your employment for any reason, you shall not within the Territory (defined below), directly or indirectly, as an owner, partner, affiliate, stockholder, joint venturer, director, employee, consultant, contractor, principal, trustee or licensor, or in any other similar capacity whatsoever of or for any person or entity (other than for the Company):

(A) engage in, own, manage, operate, sell, finance, control, advise or participate in the ownership, management, operation, sales, finance or control of, be employed or employed by, or be connected in any manner with, any business that competes with (1) the Business or (2) if you have provided services directly to any health maintenance organization, health insurance company or similar health insurance plan, owned or operated by a customer of the Company, during the twelve-month period preceding the termination of your employment with the Company, such customer (each, a “Competitor”). Notwithstanding this Section 11(b)(ii)(A), you may accept employment with a Competitor whose business is diversified, provided that (I) such employment is with a portion of the Competitor’s business that does not provide products or services that are the same as, are similar to, or compete with the Company’s products or services (“Competing Products or Services”) and (II) prior to your acceptance of such employment with Competitor, the Company receives separate written assurances satisfactory to the Company from such Competitor and from you that you will not provide any Competing Products or Services;

(B) approach, solicit, divert, interfere with, or take away, the business or patronage of any of the actual or prospective members, customers, or clients of the Company, for a purpose that is competitive with the Business; or

(C) contact, recruit, solicit, hire, retain, or employ (whether as an employee, consultant, agent, independent contractor, or otherwise) any person who is, or who at any time during the 6-month period prior to your date of termination had been, employed or engaged by the Company, or induce or take any action which is intended to induce any such person to terminate his or her employment or relationship, or otherwise cease his or her relationship, with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any employee of or any other person engaged by the Company.

“Territory” shall mean the United States of America and any other country with respect to which you have been involved on behalf of the Company.

(iii) Notwithstanding anything to the contrary in Section 11(b)(ii) of this Award Agreement, you are permitted to own, individually, as a passive investor (with no director designation rights, voting rights or veto rights or other special governance or voting rights), up to a one percent (1%) interest in any publicly traded entity that is a Competitor.

(iv) You shall disclose in writing all of your relationships as a director, employee, consultant, contractor, principal, trustee, licensor, agent, or otherwise, with a Competitor or other business entity, to the Company for the 12-month period after your date of termination. You shall not disparage the Company or any of its officers, directors, or employees; provided, however, that this Section 11(b)(iv) shall not prohibit or constrain truthful testimony by you compelled by any valid legal process or valid legal dispute resolution process. Notwithstanding anything herein to the contrary, nothing in this Section 11 shall prevent either party hereto from enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under any other agreement or applicable law, or shall limit such rights or remedies in any way.

(v) During the 12-month period following your date of termination, you shall notify in writing any prospective new employer or entity otherwise seeking to engage you that the provisions of this Section 11 exist prior to accepting employment or such other engagement.

(c) The terms of this Section 11 are reasonable and necessary in light of your position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. In addition, any breach of the covenants contained in this Section 11 would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach. Notwithstanding the foregoing, this Award Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

SECTION 12. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, VA 22203
Attention: General Counsel

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 13. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 14. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 15. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 16(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 16. Section 409A. (a) It is intended that the provisions of this Award Agreement be exempt from or comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.